Five American Lane Greenwich, CT 06831	Exhibit 10.5

June 6, 2024
Christopher Signorello
Delivered via email to chris.signorello@jpe.com
Hello Chris,
On behalf of QXO, Inc. (the “Company”), I am happy to offer you the position of Chief Legal Officer and Secretary. I know I speak for the rest of our team when I say how pleased we are to make you this offer.
In this role, you will report directly to Brad Jacobs, CEO, and you’ll be based out of our Greenwich, CT office, beginning on June 6, 2024.
Your salary and compensation
We’d like to offer you the following compensation package:
•Base Salary: Your initial annual base salary will be $515,000, less all applicable withholdings and deductions, and pro-rated for any partial period worked.
•Annual Incentive: You will be eligible to participate in the Company’s annual incentive program. Your initial target annual incentive opportunity is 100% of your base salary. Your actual incentive payment, if any, for each fiscal year will be determined based on the level of achievement of applicable performance goals established by the Compensation and Talent Committee of the Board of Directors of the Company (the “Committee”). Annual incentive awards will be determined in the discretion of the Committee and will be reflective of your individual performance and contributions, Company and/or business unit performance, as applicable, and the scope and expectations of your position/role in the Company and/or your business unit. As an at will employee, annual incentives are subject to change at the sole discretion of the Company. Your annual incentive for fiscal year 2024 will not be prorated based on your start date.
•Initial Long-Term Incentive: You will be eligible for an initial long-term incentive award in the form of time-based restricted stock units (“RSUs”) relating to 150,000 shares of the Company’s common stock (the “Initial RSU Award”), subject to approval by the Committee as part of its overall review of equity grants to be issued under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan. The Initial RSU Award is expected to be granted following your start date, on a date selected by the Committee that is no later than 120 days following the date of this offer letter, subject to your continued employment with the Company through the grant date. The Initial RSU Award will vest over five years, with the first year covering 15% of the RSUs, each of the second and third years covering 17.5% of the RSUs, the fourth year covering 25% of the RSUs, and the fifth year covering 25% of the RSUs, and the Initial RSU Award will be subject to the terms and conditions of the QXO, Inc. 2024 Omnibus Incentive Compensation Plan and the applicable award agreement thereunder.

•You will also be eligible for an initial long-term incentive award in the form of performance-based restricted stock units (“PSUs”) relating to a target number of 150,000 shares of the Company’s common stock (the “Initial PSU Award”), subject to approval by the Committee as part of its overall review of equity grants to be issued under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan. The Initial PSU Award is expected to be granted following your start date, on a date selected by the Committee that is no later than 120 days following the date of this offer letter, subject to your continued employment with the Company through the grant date. The Initial PRSU Award will vest upon certification by the Committee of the achievement of prescribed performance goals on both an annual and cumulative basis, and will be subject to the terms and conditions of the QXO, Inc. 2024 Omnibus Incentive Compensation Plan and the applicable award agreement thereunder.
Your benefits
At QXO, we are committed to hiring the best talent. That is why we offer a competitive benefits package. Additional details related to our benefits package will follow in the coming weeks.
Severance benefits
You will be eligible for severance payments and other benefits upon certain qualifying employment termination events, subject to the terms and conditions of the QXO, Inc. Severance Plan, as in effect from time to time (the “Severance Plan”).
Legal considerations
In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have a confidentiality obligation. You are expected to use only generally known information which is used by persons with training and experience comparable to your own, which is common in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. As a condition of your continued employment, you are expected to abide by the Company’s rules and policies as may be published from time to time.
During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.
You confirm that you have carefully reviewed your files (including emails, computer files and hard copies, whether personal or business) and deleted, and not retained copies of, any files prepared, generated or used during any prior employment that could contain confidential information or trade secrets of your current or former employer. You agree not to bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you owe a confidentiality obligation.
Your employment with the Company will be “at-will.” This means that either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or advance notice. In the event of your resignation, you will give the Company at least 30 days’ advance notice, which may be waived by the Company in its sole discretion and without payment to you.
Confidential Information Protection Agreement
Your acceptance of this offer and commencement of employment with the Company is contingent upon your acceptance of the Company’s Confidential Information Protection Agreement (“CIPA”), which prohibits unauthorized use or disclosure of the Company’s confidential and proprietary information and includes certain restrictive covenants, including non-competition and non-solicitation provisions.
Pre-Hire Screening and Work Authorization
This employment offer is contingent on the satisfactory conclusion of appropriate background check and a pre-employment drug screen as applicable. Although your employment at the Company may begin prior to the completion of the background check or drug screen at the Company’s discretion, your continued employment remains subject to the satisfactory completion of the background check and drug screen. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.
Entire Offer
This letter, along with the CIPA and Severance Plan, contains the entire agreement and understanding between you and the Company regarding the employment relationship and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). Neither this offer letter nor any other written materials issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration.
Taking the next step
As you know, the Company has generated tremendous momentum, thanks to the efforts of our people. With you on our team, we are sure to continue along this trajectory and move forward to greater success. Please make sure you have read the offer letter completely, including all enclosures. Then sign and return the offer letter and CIPA by e-mail to Josephine.berisha@qxo.com within five (5) business days of the same being sent to you. This offer will terminate if it is not accepted, signed, and returned by that date, unless otherwise mutually agreed between the parties.
If you have any questions, please reach out to me at Josephine.berisha@qxo.com.
[Signature Page Follows.]

Best regards,
/s/ Josephine Berisha
Josephine Berisha
Chief Human Resources Officer
Enclosures: Confidential Information Protection Agreement; Severance Plan
ACCEPTED AND AGREED:
/s/ Christopher Signorello
Christopher Signorello

[Offer Letter Signature Page]

CONFIDENTIAL INFORMATION PROTECTION AGREEMENT
In this CONFIDENTIAL INFORMATION PROTECTION AGREEMENT (the “Agreement”), the terms “we,” “us,” “our,” and the “Company” mean, collectively, QXO, Inc., together with its subsidiaries and controlled affiliates. “You,” “your,” “me” and “Employee” mean the specific individual whose signature appears on the last page of this Agreement. To help explain the obligations created under this Agreement, we use certain capitalized terms (e.g., “Confidential Information,” “Cause,” etc.), which are defined throughout the Agreement and, in some cases, in alphabetical order in Section 18 below.
Background Information
This Agreement is a condition of your employment by the Company. You acknowledge that we are employing you and providing you with substantial compensation in a new position with the Company in consideration for your execution and delivery of this Agreement.
Agreement
In consideration of the Company’s obligations under this Agreement, your employment with the Company and our providing you with substantial compensation, you and the Company agree as follows:
1.Confidentiality Covenant. You agree to use our “Confidential Information” (as that term is defined in Section 18) only for our benefit. You agree that, other than as required to perform your duties for us, you will not at any time use, disclose, download or copy our Confidential Information (including but not limited to personal email or storage media) or assist any other person or entity to do so. Notwithstanding anything in this Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, prohibit, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).
2.Return of Company Property When Requested. You agree to promptly return to us when we request, but in any event by your “Termination Date” (as that term is defined in Section 18), all of our Confidential Information and all other Company property (tangible or intangible) in your possession or control (e.g., all documents, data, recordings, smartphones, computers and other business equipment, inclusive of all information stored in electronic form), obtained or prepared by or for or utilized by you in the course of your employment, all of which you acknowledge and agree is and shall remain our sole and exclusive property. You further agree not to tamper with, alter, delete or destroy any Company property, documents, records or data contained in any location, including but not limited to any information contained on any Company-owned computer or electronic device, system, database, server, portal or network. In this regard, you agree not to re-set, wipe or return to their default settings Company-owned electronic devices, absent our prior written consent. In addition, you agree not to access or attempt to access any electronic device, system, database, server, portal or network of the Company after your Termination Date. You further agree, when requested or by your Termination Date, to conduct a diligent search of all of the electronic documents and information, electronic devices (including, without limitation, computers, hard drives, flash drives, and mobile devices), remote and virtual storage and file systems, emails and email accounts, voicemails, text messages, instant messaging conversations and systems, and any other devices, facilities, systems, accounts, or media that have electronic data storage or saving capabilities, in your possession, custody, or control, for any copies or iterations of Confidential Information, and immediately inform the Company of any copies or iterations of Confidential Information you locate pursuant to such search, and follow Company directives with respect to remitting such information or documents to the Company and remediating the same. If you breach this Section 2, then pursuant to Section 14, your employment shall, at the Company’s election, be terminated for Cause or be deemed to have been terminated for Cause retroactive to the Termination Date. You also acknowledge that any breach of this Section 2 may cause the Company to seek an adverse inference against you in the event of litigation, and you agree that such breach shall be considered material and entitle the Company to equitable and monetary relief, including its attorneys’ fees and costs pursuant to Section 17.
3.Ownership of Intellectual Property. Except as otherwise provided by applicable law, you agree that all “Work Product” (as that term is defined in Section 18) created in whole or in part by you while employed by us is our exclusive property, and that you will promptly, fully and effectively communicate all Work Product to us. Accordingly, you agree that all Work Product eligible for any form of copyright protection made or contributed to in whole or in part by you within the scope of your employment while so employed shall be deemed a “work made for hire” under the copyright laws and shall be owned by us, and that the Company may sell, use, copy, reproduce, display, perform or alter as it sees fit, without any further right or claim by or remuneration to you. To that end, you hereby now (and upon our request, in the future you will) assign, transfer and convey to us, all of your “Proprietary Rights” (as that term is defined in Section 18) in all Work Product for our exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof. In addition, at our request, at all times while you are employed by us and at all times thereafter, you agree to promptly and fully assist us in effecting the foregoing assignment, including but not limited to the further acts of executing any and all documents necessary for us to secure for ourselves such Proprietary Rights in all such Work Product. The foregoing provisions, however, do not apply to any invention (a) for which none of our equipment, supplies, facilities or trade secret information were used, and (b) developed entirely on your own time, unless the invention relates to our businesses or any actual or demonstrably anticipated research or development, or results from any work performed by you for us.
4.Covenants During Employment. While employed by the Company, you agree not to compete with the Company anywhere in the world. Specifically, while employed by the Company, you may not: (a) enter into or engage in a “Competing Business” (as defined in Section 7 below); (b) solicit customers, potential customers, business or other business opportunities, or attempt to do so, for any Competing Business; (c) sell or attempt to sell any products or services that compete with the “Business” (as defined in Section 7 below); (d) divert, entice or take away any customers, potential customers or other business opportunities of the Company or attempt to do so; or (e) promote or assist, financially or otherwise, any person or entity engaged in a Competing Business.
5.Post-Employment Covenant Not to Hire the Company’s Employees and Others. During your employment and during the Restricted Period (as defined on Exhibit A), you agree not to solicit for hiring, hire or interfere with (or try to hire or interfere with or solicit for hiring) (or help any other person or party to solicit for hiring, to hire or to interfere with) our relationship with (a) any of our employees; or (b) any person who at any time during the twelve (12) months prior to such solicitation, hiring or interference was an employee of the Company. This undertaking on your part for our benefit is called your “Non-Interference Covenant.”
6.Post-Employment Covenant Not to Solicit the Company’s Restricted Customers. During your employment and during the Restricted Period, you hereby agree not to, directly or indirectly, (a) discontinue or reduce the extent of the relationship between the Company Entities and the individuals, partnerships, corporations, professional associations or other business organizations that have a business relationship with any Company Entity and about which business relationship you were aware (collectively, “Associated Third Parties”), or to obtain or seek products or services the same as or similar to those offered by the Company Entities from any source not affiliated with the Company Entities; and (b) solicit, assist in the solicitation of, or accept any business from any Associated Third Parties in relation to a product or service that competes with the products and/or services offered by the Company Entities This undertaking on your part for our benefit is called your “Non-Solicit Covenant.”
7.Post-Employment Covenant Not to Compete with Us.
(a)Duration and Geographic Scope. During your employment and during the Non-Compete Period (as defined on Exhibit A), you are not allowed to compete with us in the “Restricted Territory” (geographic area) described below. This undertaking on your part for our benefit is called your “Non-Compete Covenant.”

(b)Your Non-Compete Covenant to Us. You agree that you will not, during your employment and during the Non-Compete Period, within the Restricted Territory, directly or indirectly (whether or not for compensation) become employed by, engage in business with, serve as an agent or consultant to, become an employee, partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any Competing Business. For purposes of this Agreement, “Competing Business” shall mean any individual, corporation, limited liability company, partnership, unincorporated organization, trust, joint venture or other entity that (i) engages or is planning to engage in any business or businesses in which the Company Entities are actively engaged in or planning to engage in during your employment (to the extent you were aware of such plans), including, but not limited to, any line of business involved in building and construction products distribution (collectively, the “Business”) or (ii) engages in mergers and acquisition activities related to the Business, including, without limitation, researching, analyzing and evaluating companies for investment in or acquisition of, for itself or clients. Such “Competing Business” definition shall include, but shall not be limited to, each of the following private equity firms and affiliates, including, without limitation, their portfolio companies: American Securities, LLC; Bain Capital; Blackstone; Clayton, Dubilier & Rice, LLC; Court Square Capital Partners; CVC; KKR; Leonard Green & Partners; and Platinum Equity, as well as each of the following building and construction products distribution companies and their affiliates: Builders FirstSource; Core & Main; Ferguson; Home Depot; Lowe’s; and Watsco.
Exception for the Practice of Law. Provided, however, that nothing set forth in this Agreement shall preclude you from engaging in the practice of law pursuant to Rule 5.6 of the Connecticut Rules of Professional Conduct, Rule 5.6 of The Delaware Lawyers' Rules of Professional Conduct, Rule 5.6 of the ABA Model Rules of Professional Conduct, or similar rules adopted by any jurisdiction of the United States.
(c)Your Restricted Territory. You agree that your “Restricted Territory” means any State of the United States and any other country in which the Company or any Company Entity does business, or in which the Company or any Company Entity has actively planned to engage in business, in each case, during your employment.
(d)Your Non-Compete Payments if We Terminate You Without Cause. If we terminate your employment without “Cause” (as that term is defined in Section 18 below), then we will make “Non-Compete Payments” to you in an amount calculated as set forth in subsection (f) below.
(e)Termination of the Restricted Period. We have the right, at our discretion, to waive your Non-Compete Covenant and/or terminate or reduce the Non-Compete Period, whether in whole or in part. Upon providing you notice to that effect, no Non-Compete Payments will be due with respect to any period subject to this waiver or reduction.
(f)Amount and Timing of Non-Compete Payments During the Restricted Period. If we terminate your employment without Cause and do not elect to waive your Non-Compete Covenant or to terminate or reduce your Non-Compete Period, we will pay you each month during the Restricted Period an amount equal to the monthly amount of your base salary at the time of your Termination Date in accordance with our payroll procedures on our normal payroll dates. In the event we waive or reduce the Non-Compete Period, we will make a payment equal to your monthly base salary for the duration of the revised Non-Compete Period. (For example, if we reduce the Non-Compete Period to three (3) months, we will pay you your base salary for three (3) months in accordance with our normal payroll procedures during that period.).
(g)Additional Non-Compete Payments and Extension of Your Restricted Period. We have the right, at our discretion, to extend the Non-Compete Period during one or more Extended Non-Compete Periods (as defined in Exhibit A). If the Company elects to extend the Non-Compete Period, you agree that, during any Extended Non-Compete Period, you shall be bound by the restrictions set forth in Section 7(b) in the same manner applicable during the Non-Compete Period. If we exercise this option to extend the Non-Compete Period, we will pay you “Additional Non-Compete Payments” consisting of, for each month of the relevant extension period, an amount equal to the monthly amount of your base salary as of the Termination Date in accordance with our payroll procedures on our normal payroll dates.

(i)You shall deliver a written notice to the Company not more than one hundred twenty (120) days, and not less than one hundred (100) days, prior to the expiration of the Non-Compete Period or Extended Non-Compete Period, as applicable, specifying the date that such expiration will occur.
(ii)If the Company elects to extend the Non-Compete Period or any Extended Non-Compete Period, it will notify you in writing of such fact not later than the ninetieth (90th) day prior to the commencement of the applicable Extended Non-Compete Period.
(iii)The Company may terminate or reduce the duration of any Extended Non-Compete Period. Upon providing you notice to that effect, no Additional Non-Compete Payments will be due with respect to any period subject to this reduction.
(iv)By signing this Agreement, you agree to accept and abide by the Company’s elections. Notwithstanding any provision of this Agreement to the contrary, the right of the Company to extend the Non-Compete Period hereunder shall lapse upon a Change of Control (as defined in the QXO, Inc. 2024 Omnibus Incentive Compensation Plan).
(h)Consequences of Your Breach of Your Non-Compete Covenant. We reserve the right to use any remedies available to us in law or in equity to enforce our rights under this Agreement, generally, and your Non-Interference Covenant, Non-Compete Covenant, Non-Solicit Covenant and other covenants to us set forth in this Agreement, specifically. You also agree that if you breach your Non-Compete Covenant to us, you will repay us all of the Non-Compete Payments we have made to you.
(i)Coordination with Other Benefits. If we elect to enforce your Non-Compete Covenant, in whole or in part, and you are eligible for any other cash severance benefit under any other policy, plan or agreement, such other cash severance benefit shall be reduced (but not below zero) by the amount of the Non-Compete Payments.
(j)Conditions to Severance. Any monies we pay you under this Agreement, will be subject to (i) your execution of a general release of claims and settlement agreement in the form delivered to you by the Company or its applicable Affiliate (provided that any general release of claims and settlement agreement shall not contain any new or additional restrictive covenant requirements if the Termination Date occurs on or within two years following a Change of Control) on or within ten (10) days after the Termination Date and such agreement becoming effective and irrevocable in accordance with its terms no later than the seventieth (70th) day following the Termination Date (collectively, the “Release Requirement”) and (ii) you incurring a “Separation from Service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) from the Company. Payment of the Non-Compete Payments, if due, will commence not later than the second regularly scheduled payroll date following satisfaction of the Release Requirement, with any installments that would have been made during the period from the Termination Date to the date of satisfaction of the Release Requirement based on regularly scheduled payroll dates accumulated and paid on the date that such installments commence. In the event that the Company determines it cannot make a payment to you during the six (6)-month period following your Separation from Service because you are a “specified employee” within the meaning of Code Section 409A and making a payment to you during such six (6)-month period would result in the application of tax penalties under Code Section 409A, the Company will pay you a lump-sum amount equal to the cumulative amount that would have otherwise been paid to you during such period (without interest) on the first business day following the end of the six (6)-month period (or such earlier date upon which such amount can be paid without resulting in the application of tax penalties under Code Section 409A). For purposes of Code Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. In addition, you will not be entitled to severance or Non-Compete Payments in connection with your termination of employment with the Company if you are offered employment by any successor to all or any portion of our Business.
8.Refraining from Disparaging Us. While employed by us and thereafter, you agree never to disparage, malign or impugn us or any of our officers, directors and employees; provided, however, that nothing herein shall prohibit you from exercising any rights under Section 7 of the National Labor

Relations Act, providing truthful testimony, or from initiating, participating in or cooperating with an investigation or proceeding conducted by any local, state or federal governmental agency. In addition, nothing herein shall be construed to waive or limit your right to receive an award for information provided to the Securities and Exchange Commission.
9.Cooperating After Employment Ends. While employed by us and thereafter, you agree to fully cooperate with us in connection with any investigation, suit, action or proceeding in which you may have relevant information or testimony, including but not limited to providing testimony at depositions or trial, which cooperation and appearance you fully agree to without the necessity of a subpoena or court order. If your assistance is required after your employment has ended, we will reimburse you for your reasonable, out-of-pocket travel expenses and accommodate your personal and business schedule to the extent practicable.
10.Giving Notice to a New Employer and to Us. You agree that during the Restricted Period, you will provide any new employer written notice of each of the restrictions to which you are subject under this Agreement (e.g., your Non-Interference Covenant, your Non-Solicit Covenant and your Non-Compete Covenant) before you accept an offer of employment and concurrently provide to us a copy of each such written notice. You shall also provide the Company with fourteen (14) days advance notice prior to becoming employed by any person or entity or engaging in any business of any type or form, regardless of whether or not the prospective employer or business is engaged in a Competing Business.
11.Prohibited Use of Confidential Information of Your Prior Employers. It is vital to us that you not disclose to us or use any information or materials that might constitute a former employer’s confidential information. Accordingly, you (a) agree not to disclose or use any former employer’s confidential information in any form unless you first obtained the prior written consent of that former employer and (b) represent to us that you searched for and deleted any emails, documents or files prepared, generated, obtained or used by you that contain any such confidential information of a prior employer.
12.Authority to Enter into this Agreement; No Conflicts. You represent that you have the right to enter into this Agreement, that doing so is not and does not conflict with or breach any obligations you may have under any agreement you have or any court order, and that your signature on this Agreement makes a valid and binding obligation, fully enforceable in accordance with its terms.
13.Prior Restrictive Covenant Agreements to Which You Are Bound. You represent to us that you:  (a) have provided us true, correct and complete copies of any agreement to which you are subject containing non-competition, non-solicitation or similar restrictions or covenants in favor of any prior employer or other party; and (b) are free to enter into this Agreement and be employed by us in accordance with the terms of this Agreement without breaching or violating any such prior agreements.
14.Employee Acknowledgments Regarding Termination for Cause. You acknowledge that your breach of your representations, covenants and agreements set forth in Sections 1 through 13 hereof is grounds for immediate termination for Cause by us. You agree that if, subsequent to the Termination Date, we determine that we could have terminated your employment for Cause, or we discover a breach of any provision herein, your employment shall, at our election, be deemed to have been terminated for Cause retroactive to the Termination Date.
15.Employment At-Will. You are employed at-will. Nothing in this Agreement changes your at-will employment status or confers any right with respect to continuation of employment, and nothing in this Agreement interferes in any way with the Parties’ right to terminate the employment relationship at any time, with or without Cause or advance notice.
16.Governing Law; Arbitration and Consent to Jurisdiction.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

(b)Arbitration. Any claims you wish to make arising out of or relating to this Agreement, the breach thereof, your employment with us, or the termination of that employment will be resolved by binding arbitration before a single arbitrator in the State of Delaware, or at another location as mutually agreed upon by the parties, administered by the American Arbitration Association (“AAA”) in accordance with its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision does not apply to claims that, under law, may not be subject to a pre-dispute arbitration agreement. Notwithstanding anything to the contrary under the Rules of the AAA or the general grant of authority to the arbitrator contained herein, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings or to join any other party to any arbitration between you and the Company. The arbitrator shall, for all such claims you wish to file, have the exclusive authority to determine the applicability, interpretation and enforceability of this Agreement, but shall have no jurisdiction or authority to compel any class or collective claim or to join any other party to an arbitration between us.
(c)Consent to Jurisdiction. You hereby irrevocably consent and submit to the jurisdiction of any state or federal court located in the State of Delaware, including without limitation to decide any and all claims brought by the Company alleging a violation or enforceability of Sections 1, 2, 3, 5, 6, 7 or 8 hereof, as well as any claims relating to misappropriation of trade secrets. In that regard, you waive any objection you now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in the State of Delaware, including any claims relating to the alleged inconvenience of such forum, and agree that you will not attempt to deny or defeat such personal jurisdiction by motion or other request to any such court. You also agree that, notwithstanding Section 16(b) above, if you bring an action in court against the Company or its agents, officers or directors, including in aid of any arbitration proceeding or to challenge arbitrability, you will do so exclusively in the state or federal courts located in the State of Delaware, provided that nothing herein shall waive the Company’s right to demand that you comply with Section 16(b). You also agree that the Company has the right to bring a legal action against you in a state or federal court where you live or that has jurisdiction over you. You further agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any court described in this Section 16(c) shall be conclusive and binding upon you and may be enforced in any other jurisdiction.
(d)Waiver of Class and Collective Actions. The parties to this Agreement waive the right to participate in any class or collective action against the other party. The parties understand and agree that they will not consolidate their claims with the claims of any other individual or entity, will not seek class or collective action treatment for any claim that they may have and will not participate in any class or collective action against each other or anyone affiliated with a party.
17.Remedies; Injunctions for Breaches of this Agreement. All of the Company’s rights and remedies may be exercised alternatively or cumulatively to the fullest extent permitted by law. You acknowledge that in addition to the acknowledgements you made in Sections 5, 6, 7 and 8 of this Agreement, you have considered each of the other restrictive covenants set forth in this Agreement and stipulate that those covenants are likewise reasonable and necessary to protect us and our Confidential Information, business strategies, employee and customer relationships and goodwill, now existing or to be developed in the future. You hereby: (a) agree to comply with all of the restrictive covenants; (b) waive any right to contest the reasonableness, validity, scope or enforceability of any of the restrictive covenants, or any other claim or defense related thereto; (c) agree that a breach constitutes irreparable harm and that injunctive relief would be the only practical remedy in the event of your breach; and (d) agree that the Company, without having to post bond, shall be entitled to injunctive relief against any breach by you of a restrictive covenant, provided that the foregoing shall not prejudice our rights to require you to account for and pay over to us any compensation, profits or gains derived by you related to the breach, and you agree to be so responsible for such an accounting. You further agree that if you violate your Non-Interference Covenant, your Non-Compete Covenant, and/or your Non-Solicit Covenant set forth in Sections 5, 6, 7 and 8 of this Agreement, respectively, the post-employment restricted time period therein shall not include any period(s) of violation or period(s) of time required for litigation to enforce the covenants therein. It is the parties’ mutual intent that the Company is entitled to the full period applicable to such covenants free of competition and/or litigation to enforce the provisions thereof. Any tolled period due to breach of Sections 5, 6, 7 and 8 of this Agreement or litigation shall not be subject to Non-Compete Payments. If the Company brings a legal action to enforce this Agreement or obtain monetary damages for breach of this Agreement, the Company shall have the right to recover attorneys’ fees and costs it incurs as a result of any action brought in good faith.
18.Definitions. This Agreement uses the following defined terms:
“Additional Non-Compete Payments” shall have the meaning set forth in Section 7(g) of this Agreement.
“Agreement” shall mean this Confidential Information Protection Agreement.
“Cause” shall mean (a) your dereliction of duties or gross negligence or failure to perform your duties or refusal to follow any lawful directive of the officer to whom you report; (b) your abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects your performance of duties for any Company Entity; (c) your commission of any fraud, embezzlement, theft or dishonesty or any deliberate misappropriation of money or other assets of any Company Entity; (d) your breach of any fiduciary duties of any Company Entity; (e) any act, or failure to act, by you in bad faith to the detriment of any Company Entity; (f) your failure to cooperate in good faith with a governmental or internal investigation of any Company entity or any of its directors, managers, officers or employees, if the Company requests your cooperation; (g) your failure to follow Company policies, including the Company’s code of conduct and/or ethics policy, as may be in effect from time to time; or (h) your conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that in cases set forth in clauses (a) through (g) where a cure is possible (as determined by the Company in its discretion), you shall first be provided with a 15-day cure period.
“Company Entity” means the Company and each entity controlled by, controlling or under common control with the Company.
“Confidential Information” means all information, written, digital (whether generated or stored on magnetic, digital, photographic or other media) or oral, not generally known to the public and from which we derive a commercial or competitive advantage, or which is proprietary to us, concerning our business, operations, products, services, customer information, merger and acquisition targets and strategies, pricing strategies, operating processes, business methods and procedures, information technology and information-gathering techniques and methods, business plans, financial affairs and all other accumulated data, listings or similar recorded matter useful in the businesses of the Company, including by way of illustration and not limitation:
•information about the business, affairs or operation of the Company developed by you or which is furnished or made available to you by us during your employment;
•information about the business, operations and assets of companies considered for acquisition, merger, sale, disposition, or similar transaction by JPE, and information concerning JPE’s evaluation and analysis thereof;
•operating instructions, training manuals, procedures and similar information;
•information about customers, vendors and others with whom we do business (e.g., customer or vendor lists, pricing, contracts and activity records);
•information regarding the skills and compensation of employees or contractors of the Company;
•information about sales and marketing (e.g., plans and strategies);
•information about any other third parties we have a business relationship with or to whom we owe a duty of confidentiality; and

•all notes, observations, data, analyses, compilations, forecasts, studies or other documents prepared by you that contain or reflect any Confidential Information.
However, the Company expressly acknowledges and agrees that the term “Confidential Information” excludes information that: (a) is in the public domain or otherwise generally known to the trade; (b) is disclosed to third parties without restriction other than by reason of your breach of your confidentiality obligations under this Agreement; (c) you learn of after the termination of your employment from any other party not then under an obligation of confidentiality to us; or (d) comprises contact information that is readily ascertainable from sources other than the Company.
    “Non-Compete Covenant” shall have the meaning set forth in Section 7 of this Agreement.
    “Non-Compete Payments” shall have the meaning set forth in Sections 7(d) and 7(f) of this Agreement.
    “Non-Interference Covenant” shall have the meaning set forth in Section 5 of this Agreement.
    “Non-Solicit Covenant” shall have the meaning set forth in Section 6 of this Agreement.
    “Proprietary Rights” means all right, title and interest regarding all inventions, ideas, improvements, designs, processes, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries, Work Product, and any other proprietary assets or rights.
“Restricted Period” shall have the meaning set forth in Section 7(a) of this Agreement.
“Restricted Territory” shall have the meaning set forth in Section 7(c) of this Agreement.
“Separation from Service” shall have the meaning set forth in Section 7(j) of this Agreement.
“Termination Date” means the date your employment with the Company ends, whether voluntarily or involuntarily and whether with or without Cause.
“Work Product” means all works of authorship, research, discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether patentable or un-patentable, and whether or not reduced to writing), trade secrets and Confidential Information, copyrightable works, and similar and related information (in whatever form or medium). As examples, this definition applies to anything to do with the Company’s actual or anticipated business, research and development or existing or future products or services. It applies to the results from any work performed by you for us. It also applies to anything conceived, developed, made or contributed to in whole or in part by you while employed by us.
19.Other Agreements.
(a)Notices. Except as otherwise provided, we can give you notice at your last known principal residence listed on our records. You, in turn, may give us notice to QXO, Inc., 5 American Lane, Greenwich, CT 06831, Attention: Legal Department. Either you or the Company may provide another address for notice by written notice to the other. Notice is deemed given as follows: (i) when delivered personally; (ii) four (4) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or (iii) one (1) day after it is sent by overnight courier service via UPS or FedEx.
(b)Amendment; No Waiver. You and we agree that (i) this Agreement may not be amended except in writing signed by both you and us; (ii) the application of any provision of this Agreement may be waived only by a written instrument specifically identifying the provision whose application is being waived and signed by you and us and (iii) no waiver by either you or us of a breach by the other shall be a waiver of any preceding or succeeding breach, and no waiver by you or us of any right under this Agreement shall be construed as a waiver of any other right.

(c)Entire Agreement; Interpretation. You and we expressly acknowledge and agree that this Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and there are no oral agreements between you and us pertaining to the subject matter hereof.
(d)Your due diligence. You acknowledge that: (i) you have had a full opportunity to read and understand this Agreement and consult with such attorneys, accountants, business advisors, and other consultants as you deem necessary or advisable and (ii) this Agreement shall not be construed against one party or the other in the event of any ambiguity.
(e)Survival. The provisions of this Agreement shall survive termination of your employment regardless of the reason, and our assignment thereof to any successor-in-interest or other assignee.
(f)Severability. If any provision of this Agreement or its application is held invalid, such invalidation shall not affect other provisions or applications hereof which can be given effect without the invalid provisions or applications; and, so that this objective may be achieved, the provisions hereof are declared to be severable and subject to blue-pencilling by a court of competent jurisdiction. In the event of a final, non-reviewable, non-appealable determination that any covenant of yours set forth in this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances.
(g)Counterparts. This Agreement may be executed in multiple originals. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
(h)Headings. The Section and subsection headings in this Agreement are for convenience only and shall not affect the meaning of any provision.
(i)Withholding. All payments to be made hereunder shall be reduced by applicable federal, state and local withholding taxes.
*    *    *    *    *

This Agreement is executed on the date shown below and shall be effective as of such date.
QXO, INC., for itself and its subsidiaries and affiliates

By:    /s/ Josephine Berisha
Name:    Josephine Berisha
Title:    Chief Human Resources Officer

By:    /s/ Christopher Signorello
    Employee Signature

Christopher Signorello

Employee Name (Print)

June 7, 2024

Date

Exhibit A

Applicable Restriction Periods

Defined Term	Definition
Restricted Period	The period of four (4) years after your Termination Date.
Non-Compete Period	The period of one (1) year after your Termination Date.
Extended Non-Compete Periods	Up to two (2) additional sequential periods of one (1) year each, with the first such period commencing immediately following the end of the Non-Compete Period.